UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2023

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Burlington Road, South Building
Bedford, Massachusetts 01730
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LNTH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 to Current Report on Form 8-K/A (the “Amendment”) amends and restates in its entirety the Current Report on Form 8-K (the “Initial 8-K”) filed by Lantheus Holdings, Inc. (the “Company”) on March 17, 2023 solely to add a new sentence to the end of paragraph one under Item 5.02 below. All other information in the Initial 8-K remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2023, the Compensation Committee of the Board of Directors of Lantheus Holdings, Inc. (the “Company”) appointed Paul Blanchfield as the President of the Company and its subsidiaries, effective March 20, 2023. With the effectiveness of this appointment, the roles of President and Chief Executive Officer of the Company, currently held by Mary Anne Heino, will be split, and Ms. Heino will continue as the Chief Executive Officer and principal executive officer of the Company.

Mr. Blanchfield, 42, has previously served as the Company’s Chief Operating Officer since June 2022, and as Commercial Officer since January 2020. Throughout his career in healthcare he has held a variety of leadership roles in sales, marketing, strategy, and operations. Prior to Lantheus, Mr. Blanchfield worked at Takeda Pharmaceuticals Co. where he served as the Head of the U.S. Immunology Business Unit and managed a multi-billion dollar P&L covering multiple rare diseases products. Prior to his time at Takeda, Mr. Blanchfield served in several different roles at Shire Plc across almost 6 years, including as the Head of U.S. Immunology, General Manager of Nordic-Baltics, Head of Corporate Strategy, and Chief of Staff to the CEO. In his time at Shire, Mr. Blanchfield launched multiple products, worked across nine different countries, oversaw a restructuring to increase commercial focus and reduce costs, and led efforts in mergers and acquisitions, corporate defense, integration, and long-term corporate and portfolio strategy. Prior to his time at Shire, Mr. Blanchfield worked at McKinsey & Company for 5 years, where he focused on health care, marketing, and sales. Mr. Blanchfield earned a Master’s of Business Administration and Master of Arts in Education from Stanford University and an AB in Economics from Duke University.

In connection with Mr. Blanchfield’s appointment as President, his annual base salary will be increased to $650,000, and his target annual bonus will remain at 60% of his annual base salary. In connection with his new position, Mr. Blanchfield will also be granted equity incentive awards valued at $1,006,390 in the aggregate (based on the closing price of a share of the Company’s common stock on April 15, 2023). The equity incentive awards will be comprised of (i) 50% of the aggregate value of the equity incentive award granted in the form of performance stock units with vesting determined based on relative total shareholder return (“rTSR”), which is determined by comparing the performance of the Company’s share value (including stock price and the value of distributions made to stockholders) against companies in the S&P 400 Health Care Index over a cumulative three-year performance period measured from January 1, 2023 to December 31, 2025, with a payout range from 0% to 200%, depending on the Company’s rTSR performance, (ii) 25% of the aggregate value of the equity incentive award granted in the form of restricted stock units with vesting in three equal annual installments over three years, and (iii) 25% of the aggregate value of the equity incentive award granted in the form of stock options, with the number of underlying shares determined in reference to the Black-Scholes value of the stock options on April 15, 2023, and with vesting in three equal annual installments over three years.

There are no arrangements or understandings between Mr. Blanchfield and any other persons pursuant to which he was appointed as President, there are no family relationships among any of the Company’s directors or executive officers, and Mr. Blanchfield has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release, dated March 17, 2023, announcing, among other things, the appointment of Mr. Blanchfield as President is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release of Lantheus Holdings, Inc. dated March 17, 2023, entitled “Lantheus Announces Two Key Executive Promotions”.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/s/ Daniel M. Niedzwiecki
Name:	Daniel M. Niedzwiecki
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: March 17, 2023